Exhibit 99

MATRIX SERVICE COMPANY REPORTS SECOND QUARTER FISCAL 2024 RESULTS
TULSA, OK – February 7, 2024 – Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering, construction, and maintenance contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
Key highlights:
•Backlog increased to $1.45 billion, the highest level in the company's history; project awards in the quarter of $230.8 million resulted in a book-to-bill ratio of 1.3.
•Revenue of $175.0 million in the second quarter of fiscal 2024.
•Direct gross margins have returned to historical double-digit levels in the first half of fiscal 2024; impact of under-recovery is expected to resolve as revenue volumes increase.
•Adjusted EBITDA of $0.3 million(1) for the second quarter of fiscal 2024.
•Liquidity increased to $106.3 million as of December 31, 2023. All outstanding borrowings under the credit facility were repaid during the quarter.

“With a backlog at an all-time high, a streamlined cost structure, and a strong balance sheet, we expect that our financial performance will begin to increase significantly over the coming quarters,” said John R. Hewitt, President and CEO. “As we have noted before the start timing of large construction projects can be difficult to judge but they will have a direct impact on improving our quarter-to-quarter performance. Further, our opportunity pipeline remains strong, giving us confidence that we will ultimately be able to maintain higher revenue levels over the long term.”
Earnings Summary
Overall operating results were in line with our expectations. Revenue was $175.0 million during the second quarter of fiscal 2024, as the contribution to revenue of newly awarded projects was limited as they progress through scope finalization, engineering and planning stages.
Gross margins in the second quarter of fiscal 2024 were positively impacted by strong project execution partially offset by the under-recovery of construction overhead costs. On a consolidated basis, we expect to achieve full recovery of construction overhead costs on higher revenue volumes in the fourth quarter of fiscal 2024.
In the Storage and Terminals Solutions segment, revenue decreased to $62.4 million in the second quarter of fiscal 2024 compared to $90.1 million in the first quarter of fiscal 2024 as a result of the normal flow of work on projects awarded in previous periods. Strong direct margins were offset by under-recovery of construction overhead costs due to lower revenue volumes, resulting in a gross margin of 2.9%. We have allocated additional resources to this segment to support recent awards and anticipated higher revenue volume in the second half of fiscal 2024. We expect continued award strength in this segment in the next two quarters that will increase revenue volumes and provide more stability in future quarters. With revenue increases in this segment, we expect to reach full recovery of construction overhead costs in the fourth quarter of fiscal 2024.

(1)Adjusted net loss and adjusted loss per share are non-GAAP financial measures which exclude restructuring costs and gain on sale of non-core assets. Adjusted EBITDA is a non-GAAP financial measure which excludes restructuring costs, gain on sale of non-core assets, stock-based compensation, interest expense, and depreciation and amortization expense. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to net loss and net loss per share.

In the Utility and Power Infrastructure segment, revenue increased to $40.1 million in the second quarter of fiscal 2024 compared to $32.4 million in the first quarter of fiscal 2024 due to higher volumes of power delivery work, LNG peak shaving projects and power generation projects. Gross margin of 3.5% was impacted by under-recovery of construction overhead costs as we have shifted resources to this segment to support large construction projects which are in their early stages.
In the Process and Industrial Facilities segment, revenue decreased to $71.3 million in the second quarter of fiscal 2024 compared to $75.1 million in the first quarter of fiscal 2024 primarily due to lower volumes of work for a renewable energy facility, refinery capital projects and midstream gas processing capital projects. These decreases were partially offset by higher volumes of refinery maintenance work. Second quarter gross margin of 9.4% improved compared to prior quarter as a result of an improvement in project execution and reduced construction overhead costs as we have shifted resources to other segments to support large construction projects.

Consolidated SG&A expenses were $15.7 million in the second quarter of fiscal 2024 compared to $17.1 million in the first quarter of fiscal 2024. The decrease was primarily attributable to a reduction in expense associated with the variable accounting for cash-settled stock compensation.
Other income during the three months ended December 31, 2023 included a gain of $2.0 million on the sale of a facility in Catoosa, Oklahoma. The facility was previously utilized for our industrial cleaning business, which was sold during the fourth quarter of fiscal 2023. This completes the divestiture and closure of a non-core service offering of the business as part of our strategy to focus the business on core markets.
Our effective tax rate for the second quarter of fiscal 2024 was zero, impacted by the valuation allowance placed on all our deferred tax assets due to the existence of a cumulative loss over a three-year period. As a result, we expect the effective tax rate to be around zero throughout fiscal 2024.
For the second quarter of fiscal 2024, we had a net loss of $2.9 million, or $0.10 per share, compared to a net loss of $3.2 million, or $0.12 per share, in the first quarter of fiscal 2024. For the second quarter of fiscal 2024, we had an adjusted net loss of $4.9 million, or $0.18 per share, compared to an adjusted net loss of $5.7 million, or $0.21 per share, in the first quarter of fiscal 2024(1).
Backlog
Our backlog reached an all-time high of $1.45 billion as of December 31, 2023. Project awards totaled $230.8 million in the second quarter of fiscal 2024, resulting in a book-to-bill ratio of 1.3. The table below summarizes our awards, book-to-bill ratios and backlog by segment for our second fiscal quarter (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended December 31, 2023		Six Months Ended December 31, 2023		Backlog as of December 31, 2023
Segment:	Awards	Book-to-Bill(1)	Awards	Book-to-Bill(1)
Storage and Terminal Solutions	$125,249	2.0	$539,894	3.5	$658,049
Utility and Power Infrastructure	41,374	1.0	64,463	0.9	451,442
Process and Industrial Facilities	64,176	0.9	123,836	0.8	337,332
Total	$230,799	1.3	$728,193	2.0	$1,446,823

(1)Calculated by dividing project awards by revenue recognized during the period.

Financial Position
We increased cash by $19.8 million and liquidity by $26.0 million, and paid off all outstanding borrowings in the second quarter of fiscal 2024. As of December 31, 2023, we had total liquidity of $106.3 million. Liquidity is comprised of $47.2 million of unrestricted cash and cash equivalents and $59.1 million of borrowing availability under the credit facility. The company also has $25.0 million of restricted cash to support the facility.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, February 8, 2024.
A live webcast of the conference call will be available on the Investor Relations page of the Company's website at matrixservicecompany.com under Events and Presentations. Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/myvxjtp7, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.
For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.
The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering and construction contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results in three key operating segments: Storage and Terminal Solutions, Utility and Power Infrastructure, and Process and Industrial Facilities.
With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com and read our inaugural Sustainability Report.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenue	$175,042	$193,840	$372,701	$402,271
Cost of revenue	164,453	195,142	350,253	390,565
Gross profit (loss)	10,589	(1,302)	22,448	11,706
Selling, general and administrative expenses	15,731	17,545	32,844	34,356
Goodwill impairment	—	12,316	—	12,316
Restructuring costs	—	1,278	—	2,565
Operating loss	(5,142)	(32,441)	(10,396)	(37,531)
Other income (expense):
Interest expense	(319)	(916)	(644)	(1,288)
Interest income	162	46	312	70
Other	2,454	484	4,716	(590)
Loss before income tax expense	(2,845)	(32,827)	(6,012)	(39,339)
Provision for federal, state and foreign income taxes	6	—	6	—
Net loss	$(2,851)	$(32,827)	$(6,018)	$(39,339)

Basic loss per common share	$(0.10)	$(1.22)	$(0.22)	$(1.46)
Diluted loss per common share	$(0.10)	$(1.22)	$(0.22)	$(1.46)
Weighted average common shares outstanding:
Basic	27,377	26,999	27,314	26,916
Diluted	27,377	26,999	27,314	26,916

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	December 31, 2023	June 30, 2023
Assets
Current assets:
Cash and cash equivalents	$47,160	$54,812
Accounts receivable, less allowances (December 31, 2023—$408 and June 30, 2023—$1,061)	158,182	145,764
Costs and estimated earnings in excess of billings on uncompleted contracts	40,426	44,888
Inventories	8,441	7,437
Income taxes receivable	449	496
Prepaid expenses	8,470	5,741
Other current assets	4,184	3,118
Total current assets	267,312	262,256
Restricted cash	25,000	25,000
Property, plant and equipment - net	42,486	47,545
Operating lease right-of-use assets	18,992	21,799
Goodwill	29,131	29,120
Other intangible assets, net of accumulated amortization	2,202	3,066
Other assets, non-current	19,711	11,718
Total assets	$404,834	$400,504

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	December 31, 2023	June 30, 2023
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$61,887	$76,365
Billings on uncompleted contracts in excess of costs and estimated earnings	117,273	85,436
Accrued wages and benefits	13,804	13,679
Accrued insurance	5,781	5,579
Operating lease liabilities	3,981	4,661
Other accrued expenses	2,339	1,815
Total current liabilities	205,065	187,535
Deferred income taxes	26	26
Operating lease liabilities	18,655	20,660
Borrowings under asset-backed credit facility	—	10,000
Other liabilities, non-current	2,178	799
Total liabilities	225,924	219,020
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of December 31, 2023 and June 30, 2023; 27,300,485 and 27,047,318 shares outstanding as of December 31, 2023 and June 30, 2023, respectively	279	279
Additional paid-in capital	140,668	140,810
Retained earnings	52,899	58,917
Accumulated other comprehensive loss	(8,745)	(8,769)
	185,101	191,237
Treasury stock, at cost — 587,732 shares as of December 31, 2023, and 840,899 shares as of June 30, 2023	(6,191)	(9,753)
Total stockholders' equity	178,910	181,484
Total liabilities and stockholders’ equity	$404,834	$400,504

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Six months ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Gross revenue
Storage and Terminal Solutions	63,074	63,130	154,053	140,420
Utility and Power Infrastructure	40,144	50,589	72,539	95,459
Process and Industrial Facilities	71,526	80,789	146,664	167,526
Corporate	1,233	—	1,233	—
Total gross revenue	$175,977	$194,508	$374,489	$403,405
Less: Inter-segment revenue
Storage and Terminal Solutions	714	614	1,549	971
Utility and Power Infrastructure	—	54	—	54
Process and Industrial Facilities	221	—	239	109
Corporate	—	—	—	—
Total inter-segment revenue	$935	$668	$1,788	$1,134
Consolidated revenue
Storage and Terminal Solutions	$62,360	$62,516	$152,504	$139,449
Utility and Power Infrastructure	40,144	50,535	72,539	95,405
Process and Industrial Facilities	71,305	80,789	146,425	167,417
Corporate	1,233	—	1,233	—
Total consolidated revenue	$175,042	$193,840	$372,701	$402,271
Gross profit (loss)
Storage and Terminal Solutions	$1,838	$1,648	$6,790	$9,213
Utility and Power Infrastructure	1,415	2,426	5,111	4,139
Process and Industrial Facilities	6,671	(5,131)	11,749	(801)
Corporate	665	(245)	(1,202)	(845)
Total gross profit	$10,589	$(1,302)	$22,448	$11,706
Selling, general and administrative expenses
Storage and Terminal Solutions	$4,338	$5,450	$8,967	$9,608
Utility and Power Infrastructure	1,978	1,787	3,526	3,525
Process and Industrial Facilities	2,206	3,682	5,293	7,752
Corporate	7,209	6,626	15,058	13,471
Total selling, general and administrative expenses	$15,731	$17,545	$32,844	$34,356
Goodwill impairment & restructuring costs
Storage and Terminal Solutions	$—	$383	$—	$906
Utility and Power Infrastructure	—	—	—	37
Process and Industrial Facilities	—	12,698	—	13,012
Corporate	—	513	—	926
Total goodwill impairment & restructuring costs	$—	$13,594	$—	$14,881
Operating income (loss)
Storage and Terminal Solutions	$(2,500)	$(4,185)	$(2,177)	$(1,301)
Utility and Power Infrastructure	(563)	639	1,585	577
Process and Industrial Facilities	4,465	(21,511)	6,456	(21,565)
Corporate	(6,544)	(7,384)	(16,260)	(15,242)
Total operating loss	$(5,142)	$(32,441)	$(10,396)	$(37,531)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed ("LNTP") or other type of assurance that we consider firm. The following arrangements are considered firm:

•fixed-price awards;

•minimum customer commitments on cost plus arrangements; and

•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a LNTP, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended December 31, 2023:

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of September 30, 2023	$595,160	$450,212	$344,461	$1,389,833
Project awards	125,249	41,374	64,176	230,799
Revenue recognized	(62,360)	(40,144)	(71,305)	(173,809)
Backlog as of December 31, 2023	$658,049	$451,442	$337,332	$1,446,823
Book-to-bill ratio(1)	2.0	1.0	0.9	1.3

(1)Calculated by dividing project awards by revenue recognized during the period.

The following table provides a summary of changes in our backlog for the six months ended December 31, 2023:

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of June 30, 2023	$270,659	$459,518	$359,921	$1,090,098
Project awards	539,894	64,463	123,836	728,193
Revenue recognized	(152,504)	(72,539)	(146,425)	(371,468)
Backlog as of December 31, 2023	$658,049	$451,442	$337,332	$1,446,823
Book-to-bill ratio(1)	3.5	0.9	0.8	2.0

(1)Calculated by dividing project awards by revenue recognized during the period

Non-GAAP Financial Measures
Adjusted Net Loss
We have presented Adjusted net loss, which we define as Net loss before restructuring costs, gain on sale of assets, and the tax impact of these adjustments because we believe it better depicts our core operating results. We believe that the line item on our Condensed Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted net loss. Since Adjusted net loss is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net loss as an indicator of operating performance. Adjusted net loss, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted net loss excludes certain financial information compared with Net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted net loss, has certain material limitations as follows:
•It does not include impairments to goodwill. While impairments to intangible assets are non-cash expenses in the period recognized, cash or other consideration was still transferred in exchange for the intangible assets in the period of the acquisition. Any measure that excludes impairments to intangible assets has material limitations since these expenses represent the loss of an asset that was acquired in exchange for cash or other assets.
•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
•It does not include gain on the sale of assets. While this sale occurred outside the normal course of business, any measure that excludes this gain has inherent limitations since the sale resulted in a material inflow of cash.
A reconciliation of Net loss to Adjusted net loss follows:

Reconciliation of Net Loss to Adjusted Net Loss(1)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net loss, as reported	$(2,851)	$(32,827)	$(6,018)	$(39,339)
Goodwill impairment	—	12,316	—	12,316
Restructuring costs	—	1,278	—	2,565
Gain on sale of assets(2)	(2,006)	—	(4,542)	—
Tax impact of adjustments(3)	—	—	—	—
Adjusted net loss	$(4,857)	$(19,233)	$(10,560)	$(24,458)

Loss per share, as reported	$(0.10)	$(1.22)	$(0.22)	$(1.46)
Adjusted loss per share	$(0.18)	$(0.71)	$(0.39)	$(0.91)

(1)Beginning with the first quarter of fiscal 2024, the definition of Adjusted net loss and Adjusted loss per share was updated to no longer include changes in the valuation allowance of deferred tax assets. Prior period information has been adjusted to conform to the updated definition of Adjusted net loss and Adjusted loss per share.
(2)Represents gain on the sale of our Burlington, ON office in the first quarter of FY24 and the gain on the sale of our Catoosa, OK facility in the second quarter of FY24. See Item 1, Note 3 - Property, Plant and Equipment, Building Disposals, for more information.
(3)Represents the tax impact of the adjustments to Net loss, calculated using the applicable effective tax rate of the adjustment, including the impacts related to our valuation allowance on deferred tax assets.

Adjusted EBITDA

We have presented Adjusted EBITDA, which we define as Net loss before restructuring costs, gain on sale of assets, stock-based compensation, interest expense, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Condensed Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net loss as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with Net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:
•It does not include impairments to goodwill. While impairments to intangible assets are non-cash expenses in the period recognized, cash or other consideration was still transferred in exchange for the intangible assets in the period of the acquisition. Any measure that excludes impairments to intangible assets has material limitations since these expenses represent the loss of an asset that was acquired in exchange for cash or other assets.
•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
•It does not include gain on the sale of assets. While this sale occurred outside the normal course of business, any measure that excludes this gain has inherent limitations since the sale resulted in a material inflow of cash.
•It does not include stock-based compensation. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we release vested shares out of our treasury stock, which has historically been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.
•It does not include interest expense. Because we have borrowed money to finance our operations and acquisitions, pay commitment fees to maintain our credit facility, and incur fees to issue letters of credit under the credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.
•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.
A reconciliation of Net loss to Adjusted EBITDA follows:

	Three Months Ended		Six Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
	(In thousands)
Net loss	$(2,851)	$(32,827)	$(6,018)	$(39,339)
Goodwill impairment	—	12,316	—	12,316
Restructuring costs	—	1,278	—	2,565
Gain on sale of assets(1)	(2,006)	—	(4,542)	—
Stock-based compensation(2)	2,030	1,692	3,785	3,747
Interest expense	319	916	644	1,288
Provision (benefit) for federal, state and foreign income taxes	6	—	6	—
Depreciation and amortization	2,781	3,535	5,692	7,177
Adjusted EBITDA	$279	$(13,090)	$(433)	$(12,246)

(1)Represents gain on the sale of our Burlington, ON office in the first quarter of FY24 and the gain on the sale of our Catoosa, OK facility in the second quarter of FY24. See Item 1, Note 3 - Property, Plant and Equipment, Building Disposals, for more information.
(2)Represents only the equity-settled portion of our stock-based compensation expense.